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Exhibit 2.17

                        AMENDMENT TO ASSET PURCHASE AGREEMENT

     This Amendment to Asset Purchase Agreement (the "Amendment") is made and entered into this 29th day of January, 1998, by and among Vinci, Inc. ("Seller"), Ronald C. Vinci ("Shareholder"), and Sahara Imports, Inc. ("Buyer").

                                       RECITALS

     A. By that certain Asset Purchase Agreement (the "Purchase Agreement") dated December 17, 1997, by and among Seller, Shareholder, and Buyer, Seller agreed to sell certain assets to Buyer.

     B.   Seller, Shareholder, and Buyer desire to modify the Purchase
Agreement.

                                      AGREEMENT

     In consideration of the mutual agreements set forth in this Amendment, Seller, Shareholder, and Buyer agree as follows:

          1. The first sentence of paragraph 3 of the Purchase Agreement is deleted in its entirety and the following is substituted therefor:

          Except as set forth in subparagraphs 3(a), 3(b), 3(c) and 3(d) (the "Assumed Liabilities"), Buyer is not assuming or undertaking to assume any liabilities, obligations or expenses of the Seller, whether arising out of the conduct or operation of the Dealership or otherwise, including (without limitation) any liability arising from a warranty or incentive audit, any liability related to vehicle titles, any environmental liability, any accounts payable, any obligations under any retirement, profit sharing or defined benefit plan, any taxes, any contractual claims or obligations, or any payroll obligations (including accrued vacation or sick leave), whether disclosed, unknown, contingent or fixed.

          2. The following words are added after the descriptive heading of paragraph 12:

          Seller agrees to do the following prior to Closing:

          3. The following words are added after the descriptive heading of paragraph 13:

          Buyer agrees to do the following prior to Closing:

          4. The following words are added after the descriptive heading of paragraph 14:

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          Buyer and Seller agree to do the following prior to Closing:

          5. Subparagraph 14(e) of the Purchase Agreement is deleted in its entirety and the following is substituted therefor:

          In the event Buyer and Seller enter into a management agreement that provides for Buyer to manage the Dealership prior to the Closing Date (the "Management Agreement"), on the effective date of the Management Agreement, Buyer shall purchase from Seller (for cash, free of all liens, claims and other encumbrances, and for values determined in accordance with subparagraph 14(c)) Seller's parts and used vehicles. Notwithstanding anything contained in this Agreement to the contrary, (a) in the event this Agreement expires or terminates, Seller shall repurchase from Buyer (for cash, free of all liens, claims and other encumbrances, and for values determined in accordance with subparagraph 14(c)) any of the parts or used vehicles purchased by Buyer that are still owned by Buyer, and (b) in the event the transactions contemplated by this Agreement close, the Parts and Used Vehicles shall not include any parts or used vehicles that have been purchased by Buyer in accordance with this subparagraph 14(e).

          6. The following words are added after the descriptive heading of paragraph 17:

          Seller and Shareholder agree to do the following after
          Closing:

          7. The following words are added after the descriptive heading of paragraph 18:

          Buyer agrees to do the following after Closing:

          8. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

          9. This Amendment shall be binding upon and shall inure the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

          10. Except as specifically set forth herein, all other provisions of the Purchase Agreement remain in full force and affect.

                                        VINCI, INC.


                                        By:
                                           --------------------------------
                                             Ronald C. Vinci, President

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                                           --------------------------------
                                             Ronald C. Vinci


                                        SAHARA IMPORTS, INC.


                                        By:
                                           --------------------------------
                                             Bill Gilliland, President


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